FOR IMMEDIATE RELEASE

Contact:
Elwood F. Winn
President and Chief Executive Officer
920-208-4100
ewinn@shopthepig.com

FRESH BRANDS REVISES THIRD QUARTER RESULTS

Recognizes Increased Reserve of $550,000 For Potentially Uncollectible Franchise Receivables;Third Quarter Earnings Per Share Reduced from $0.20 to $0.14

SHEBOYGAN, Wis., November 13, 2003…..Fresh Brands, Inc. (Nasdaq: FRSH) today announced revisions to its preliminary results of operations for the third quarter ended October 4, 2003 that were previously released on November 4, 2003. The company’s original press release stated that it planned to record an incremental pre-tax charge of $335,000 for potentially uncollectible franchisee receivables in the third quarter. Further internal financial and operational review and analysis of the company’s accounts receivable based on marketplace and competitive trends have indicated that it would be advisable to increase this pre-tax charge by an additional $550,000 as of the end of the third quarter. The effects of this change on the company’s previously released third quarter and year-to-date results of operations are summarized in the tables below.

“While we regret the need to adjust our original earnings release, we believe the prudent course of action is to revise our initial judgments about the collectibility of receivables from some of our franchisees,” said Elwood F. Winn, president and chief executive officer of Fresh Brands. “Our franchisees continue to be affected by intense competition in the marketplace and ongoing softness in consumer purchases. We are working diligently with our franchisees to develop and execute action plans to help them compete more effectively in this difficult industry environment. Unfortunately, we see no immediate relief in sight and it is likely that these trends will continue and may even intensify in the fourth quarter.”

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Fresh Brands Revised Third Quarter Results

Selected Financial Information for the 12 Weeks Ended October 4, 2003

(in thousands, except per share data and percentages)

			Variance
	Revised Information	Original Information	Amount	Percent
Net sales	$152,614	$152,614	$0	--
Selling and administrative expenses	$25,213	$24,663	$550	2.2%
Selling and administrative expenses as a
percent of sales	16.5%	16.2%	0.3%	1.9%
Total costs and expenses	$151,493	$150,943	$550	0.4%
Earnings before income taxes	$1,121	$1,671	$(550)	(32.9%)
Income taxes	$437	$652	$(215)	(33.0%)
Net earnings	$684	$1,019	$(335)	(32.9%)
Basic earnings per share	$0.14	$0.20	$(0.06)	(30.0%)
Diluted earnings per share	$0.14	$0.20	$(0.06)	(30.0%)

Selected Financial Information for the 40 Weeks Ended October 4, 2003

(in thousands, except per share data and percentages)

			Variance
	Revised Information	Original Information	Amount	Percent
Net sales	$492,456	$492,456	$0	--
Selling and administrative expenses	$81,827	$81,277	$550	0.7%
Total costs and expenses	$485,475	$484,925	$550	0.1%
Earnings before income taxes	$6,981	$7,531	$(550)	(7.3%)
Income taxes	$2,722	$2,937	$(215)	(7.3%)
Net earnings	$4,259	$4,594	$(335)	(7.3%)
Basic earnings per share	$0.84	$0.91	$(0.07)	(7.7%)
Diluted earnings per share	$0.84	$0.91	$(0.07)	(7.7%)

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets currently operate under the Piggly Wiggly® and Dick’s® Supermarkets brands. Fresh Brands currently has 73 franchised supermarkets and 29 corporate-owned stores, all served by two distribution centers and a centralized bakery/deli production facility. Stores are located throughout Wisconsin and northern Illinois. For more information, please visit the company’s corporate Web site: www.fresh-brands.com or its consumer sites: www.shopthepig.com and www.dickssupermarkets.com.

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Fresh Brands Revised Third Quarter Results

Special Note Regarding Forward-Looking Statements

Certain matters discussed in this press release are “forwardlooking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forwardlooking statements can generally be identified as such because the context of the statement will include words such as we believe, anticipate, expect or words of similar import. Similarly, statements that describe our future plans, objectives, strategies or goals are also forwardlooking statements. Specifically, forward-looking statements include our statements about trends related to competition in our markets and the ongoing softness in consumers’ purchases. Such forward-looking statements are subject to certain risks and uncertainties that may materially adversely affect the anticipated results including, but not limited, to the following: (1) the cost and results of our new business information technology systems replacement project, including any financial statement and/or operational impact of any decision not to implement certain phases thereof; (2) the presence of intense competitive market activity in our market areas, including competition from warehouse club stores and deep discount supercenters; (3) our ability to identify and develop new market locations and/or acquisition candidates for expansion purposes; (4) our continuing ability to obtain reasonable vendor marketing funds for promotional purposes; (5) our ability to continue to recruit, train and retain quality franchise and corporate retail store operators; (6) the potential recognition of significant repositioning charges resulting from potential closures, conversions and consolidations of retail stores due principally to the competitive nature of the industry and to the quality of our retail store operators; (7) the potential recognition of additional reserves and/or write-offs relating to accounts receivable from our franchise operators; (8) vacancy in our chief financial officer position; (9) ability to obtain a new or amended credit facility to replace our current credit facility that expires in April 2004; (10) costs to implement the Sarbanes-Oxley Act of 2002; and (11) increasing debt, capitalized lease and guarantee amounts. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forwardlooking statements and are cautioned not to place undue reliance on such forwardlooking statements. The forwardlooking statements made herein are only made as of the date of this press release and we undertake no obligation to publicly update such forwardlooking statements to reflect subsequent events or circumstances.

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Fresh Brands Revised Third Quarter Results

Fresh Brands, Inc.
Consolidated Statement of Earnings

Revised November 13, 2003
(unaudited)

	For the 12-weeks ended		For the 40-weeks ended
	October 4, 2003	October 5, 2002	October 4, 2003	October 5, 2002
Net sales	$152,614,000	$141,860,000	$492,456,000	$472,920,000
Costs and expenses:
Cost of products sold	123,204,000	113,560,000	395,026,000	379,060,000
Selling and administrative expenses .	25,213,000	23,702,000	81,827,000	78,063,000
Depreciation and amortization	2,372,000	1,829,000	6,884,000	5,885,000
Interest expense (net)	704,000	425,000	1,738,000	1,323,000

Total costs and expenses	151,493,000	139,516,000	485,475,000	464,331,000
Earnings before income taxes	1,121,000	2,344,000	6,981,000	8,589,000
Income taxes	437,000	901,000	2,722,000	3,323,000

Net earnings	$684,000	$1,443,000	$4,259,000	$5,266,000
Earnings per share - basic	$0.14	$0.28	$0.84	$1.02
Earnings per share - diluted	$0.14	$0.28	$0.84	$1.00
Weighted average shares outstanding:
Basic	5,026,000	5,143,000	5,041,000	5,161,000
Diluted	5,058,000	5,207,000	5,074,000	5,249,000
Cash dividends per share of common stock	$0.09	$0.09	$0.27	$0.27